INDEPENDENT AUDITORS' CONSENT
Capital World Bond Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 21 to Registration Statement No. 33-12447 on Form N-1A of our report dated October 31, 2000 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Los Angeles, California
March 12, 2001